CHURCHILL DOWNS INCORPORATED

2016 OMNIBUS STOCK INCENTIVE PLAN

CHURCHILL DOWNS INCORPORATED
2016 OMNIBUS STOCK INCENTIVE PLAN
1.Purpose. The purpose of the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (the “Plan”) is to attract and retain employees and non-employee directors for Churchill Downs Incorporated and its Subsidiaries and to provide such persons with incentives and rewards for superior performance.
2.Definitions. As used in this Plan, the following terms shall be defined as set forth below:
2.1.“Award” means any Option, Stock Appreciation Right, Restricted Shares, Restricted Share Units, Performance Shares, Performance Units or Performance Cash granted under the Plan.
2.2.“Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.
2.3.“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right. Except in the case of a Substitute Award, in no case shall the Base Price be less than the Fair Market Value on the Grant Date of the Freestanding Stock Appreciation Right.
2.4.“Board” means the Board of Directors of the Company.
2.5.“Change in Control” means the first to occur of the following events:

(a)
the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this definition;

(b)
during any twenty-four (24) month period, individuals who, as of the beginning of each period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Corporate Transaction"), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.7.“Committee” means the Compensation Committee of the Board.
2.8.“Company” means Churchill Downs Incorporated, a Kentucky corporation, or any successor corporation.
2.9.“Deferral Period” means the period of time during which Restricted Share Units are subject to deferral limitations under Section 8.
2.10.“Employee” means any person, including an officer, employed by the Company or a Subsidiary.
2.11.“Fair Market Value” means the closing price for the Shares on the Grant Date as reported on the Nasdaq Global Select Market or the principal securities exchange on which the Shares are listed for trading or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable.
2.12.“Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.
2.13.“Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.
2.14.“Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.
2.15.“Nonemployee Director” means a member of the Board who is not an Employee.

2.16.“Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.
2.17.“Option” means any option to purchase Shares granted under Section 5.
2.18.“Optionee” means the person so designated in an agreement evidencing an outstanding Option.
2.19.“Option Price” means the purchase price payable upon the exercise of an Option. In no case shall the Option Price be less than the Fair Market Value on the Grant Date of the Option.
2.20.“Participant” means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.
2.21.“Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units awarded pursuant to Section 9.
2.22.“Performance Cash” shall mean any cash incentives awarded pursuant to Section 9.
2.23.“Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, net earnings per share, diluted earnings per share, total earnings, earnings growth, return on capital, cost of capital, return on assets, return on investment, return on equity, net customer sales, volume, sales growth, gross profit, gross margin return on investment, share price (including but not limited to, growth measures and total stockholder return), operating profit, operating margin, net operating profit after taxes, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements, asset growth, market share, internal rate of return, increase in net present value or expense targets, “Employer of Choice” or similar survey results, customer satisfaction surveys and productivity. Any Performance Objectives that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. Potential adjustments include, but are not limited to: (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) significant litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) any reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (j) the effect of changes in other laws or regulatory rules affecting reporting results. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that with respect to any Qualified Performance-Based Award such modification may only be made to the extent permissible under, and in a manner consistent with, Code Section 162(m).

2.24.“Performance Period” means a period of time established under Section 9 within which the Performance Objectives relating to a Performance Share, Performance Unit, Performance Cash, Restricted Share Units or Restricted Shares are to be achieved.
2.25.“Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.
2.26.“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.
2.27.“Prior Plan” means the Company’s 2007 Omnibus Stock Incentive Plan.
2.28.“Qualified Performance-Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant. In order for an Award to constitute a Qualified Performance-Based Award, the following conditions must be satisfied in a manner consistent with the requirements set forth under Code Section 162(m) and Treasury regulations promulgated thereunder (which requirements are incorporated herein by reference):
1.Payment of the Award must be contingent upon the attainment of one or more pre-established, objective performance goals;
2.The performance goals must be established by the Company’s Compensation Committee, which committee shall consist solely of two or more outside directors;
3.Prior to payment, the shareholders of the Company must approve, in a separate vote, the terms of the Award, including the applicable performance goals and the maximum amount payable to the Participant; and
4.Prior to payment, the Compensation Committee must certify in writing that the performance goals and any other material terms of the Award have been satisfied.
2.29.“Restricted Share Units” means an Award pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period (including, the right to receive fully vested but deferred Share units).
2.30.“Restricted Shares” mean Shares granted under Section 7 subject to a substantial risk of forfeiture.
2.31.“Shares” means shares of the Common Stock of the Company, no par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 12.
2.32.“Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.
2.33.“Stock Appreciation Right” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.
2.34. “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.
2.35.“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.36.“Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3.Shares Available Under the Plan.
3.1.Reserved Shares Available for Awards. Subject to adjustment as provided in Section 12, the maximum number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, (iii) issued or transferred in payment of Restricted Share Units, Performance Shares or Performance Units, or (iv) issued or transferred in payment of dividend equivalents paid with respect to Awards, shall not in the aggregate exceed 800,000 Shares, less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2015. After the Effective Date of the Plan, no awards may be granted under the Prior Plan.
3.2.Permitted Addbacks. If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2015 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2015, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan.
3.3.No Recycling of Options or SARs. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2015, an option under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2015, options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2015, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2015, options under the Prior Plan.
3.4.ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 800,000 Shares, subject to adjustment as provided in Section 12.
3.5.Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12, the following limits will apply to Awards of the specified type granted to any one Participant in any single calendar year:
i.Appreciation Awards-Options and Share Appreciation Rights: 200,000 Shares;
ii.Full Value Awards-Restricted Share Awards, Restricted Share Unit Awards, Performance Share Awards and/or Performance Unit Awards that are denominated in Shares: 150,000 Shares; and
iii.Cash Awards-Performance Awards that are denominated in cash: $10 million.
In applying the foregoing limits, (a) all Awards of the specified type granted to the same Participant in the same calendar year will be aggregated and made subject to one limit; (b) the limits applicable to Options and Share Appreciation Rights refer to the number of Shares subject to those Awards; (c) the Share limit under clause (ii) refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified in clause (ii) assuming a maximum payout; (d) the dollar limit under clause (iii) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (iii) assuming a maximum payout, (e) the respective limits for Awards of the type specified in clause (ii) and clause (iii) are only applicable to Qualified Performance-Based Awards, and (f) each of the specified limits in clauses (i), (ii) and (iii) is multiplied by two (2) for Awards granted to a Participant in the year employment commences.

3.6.Limitations on Awards to Nonemployee Directors. Notwithstanding any provision contained herein to the contrary, the maximum number of Shares subject to Awards granted during a single calendar year to any Nonemployee Director, taken together with any cash fees paid to such Nonemployee Director during the calendar year, shall not exceed $350,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, that the Board may make exceptions to this limit for individual Nonemployee Directors in extraordinary circumstances as the Board may determine in its sole discretion, so long as (x) the aggregate limit does not exceed $500,000 in total value during a calendar year and (y) the Nonemployee Director receiving such additional compensation does not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Nonemployee Directors.. Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations for grant to a Participant under Section 3, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 3. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Nonemployee Directors prior to such acquisition or combination.
3.7.Awards Settled in Cash. Awards (including awards outstanding under the 2007 Plan) valued by reference to Shares that are settled in equivalent cash or property value will not count against the limitations in this Section 3.
3.8.Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
3.9.Minimum Vesting Conditions. Notwithstanding any Plan provision to the contrary, Participants who are granted Options and Stock Appreciation Rights will be required to continue to provide services to the Company (or a Subsidiary) for not less than one-year following the date of grant in order for any such Options and Stock Appreciation Rights to fully or partially vest or be exercisable (other than in case of death, disability or a Change in Control). Notwithstanding the foregoing, up to five percent of the available Shares authorized for issuance under the Plan pursuant to Section 3.1 may provide for vesting of Options and Stock Appreciation Rights, partially or in full, in less than one-year.
4.Plan Administration.
4.1.Board Committee Administration. This Plan shall be administered by the Compensation Committee of the Board. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document, shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith.
4.2.Committee Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not non-employee directors or executive officers of the Company, provided that the Committee shall have fixed the total number of shares of Stock subject to such grants. Any such delegation shall be subject to the limitations of the Kentucky Business Corporation Act.

5.Options.  The Committee may from time to time authorize grants to Participants of options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:
5.1.Number of Shares. Each grant shall specify the number of Shares to which it pertains.
5.2.Option Price. Other than with respect to a Substitute Award, each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date. With respect to an Option granted as a Substitute Award, which substitution occurs in connection with a transaction to which Code Section 424(a) or Code Section 409A is applicable, the exercise price may be computed in accordance with such Code Section and the regulations thereunder and the Option may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced.
5.3.Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 5.4, on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.
5.4.Cashless Exercise. To the extent permitted by applicable law, any grant may provide for payment of the Option Price in whole or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and delivery all or part of the sales proceeds to the Company in payment of the Option Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. Federal and state income taxes, payroll taxes and foreign taxes, if applicable.
5.5.Performance-Based Options. Any grant of an Option may specify Performance Objectives that must be achieved as a condition to exercise of the Option.
5.6.Vesting. Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable.
5.7.ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.
5.8.Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option, other than an Incentive Stock Option, is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.
5.9.Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6.Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:
6.1.Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may (i) either grant to the Participant or reserve to the Committee the right to elect among those alternatives or (ii) preclude the right of the Participant to receive and the Company to issue Shares or other equity securities in lieu of cash.
6.2.Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.
6.3.Vesting. Any grant may specify a period of continuous employment of the Participant by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Stock Appreciation Rights or installments thereof shall become exercisable.
6.4.Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.
6.5.Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive; and (ii) by surrender of the related Option (or such other right) for cancellation.
6.6.Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Appreciation Right (x) the exercise of the Stock Appreciation Right is prohibited by applicable law or (y) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement to the extent such extension does not cause adverse tax consequences to the Participant under Section 409A of the Code.
6.7.Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only:
i.Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date;
ii.Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and
iii.Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable.
7.Restricted Shares. The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1.Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
7.2.Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date.
7.3.Dividends, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue.
7.4.Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.
7.5.Performance-Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
7.6.Dividends. Any grant may require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions (i) be automatically sequestered by the Company or (ii) be automatically sequestered and reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine. Notwithstanding anything contained herein to the contrary, dividends on Restricted Shares that vest based on the achievement of performance goals will not be paid unless and to the extent the Award is earned.
7.7.Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.
8.Restricted Share Units. The Committee may authorize grants of Restricted Share Units to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:
8.1.Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.
8.2.Deferral Period. Each grant shall provide that the Restricted Share Units covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date.
8.3.Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Restricted Share Units and shall not have any right to vote such shares, but the Committee may on or after the Grant Date authorize the payment of dividend equivalents on such shares in cash or additional Shares on a current, deferred or contingent basis. Notwithstanding anything contained herein to the contrary, dividend equivalents on Restricted Share Units that vest based on the achievement of performance goals will not be paid unless and to the extent the Award is earned.
8.4.Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.
8.5.Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9.Performance Awards. The Committee may also authorize grants of Performance Shares, Performance Units and Performance Cash, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:
9.1.Number of Performance Shares or Units; Amount of Performance Cash. Each grant shall specify the number of Performance Shares or Performance Units, or amount of Performance Cash, to which it pertains.
9.2.Performance Period. The Performance Period with respect to each Performance Award shall commence on the Grant Date or such other date as the Committee determines.
9.3.Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.
9.4.Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.
9.5.Payment of Performance Awards. Each grant shall specify the time and manner of payment of Performance Awards that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, Shares or any combination thereof as specified in the Award agreement and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.
9.6.Dividend Equivalents. Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a current, deferred or contingent basis. Notwithstanding anything contained herein to the contrary, dividend equivalents on Performance Shares that vest based on the achievement of performance goals will not be paid unless and to the extent the Award is earned.
9.7.Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.
10.Annual Retainer/Meeting Fees. The Committee may authorize grants of Restricted Share Units to Nonemployee Directors relating to the Annual Retainer/Meeting Fees for Board members upon such terms and conditions as the Committee may determine. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.
11.Transferability.
11.1.Transfer Restrictions. Except as provided in Section 11.2, no Award granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.
11.2.Limited Transfer Rights. The Committee may expressly provide in an Award agreement (or an amendment to an Award agreement) that a Participant may transfer without consideration such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 11.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 11.2.

11.3.Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Restricted Share Units or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.
12.Adjustments. The Committee shall make or provide for such adjustments in the (a) the number of Shares specified under Section 3.1, 3.4 and 3.5, (b) the number of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares and Performance Shares granted hereunder, (c) prices per share applicable to such Options and Stock Appreciation Rights, and (d) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any extraordinary cash dividend, stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee may also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12.
13.Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.
14.Change in Control Provisions.
14.1.Impact on Certain Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the right to provide in the event of a Change in Control of the Company: (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or (y) converted into Restricted Share or Restricted Share Unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control) that are subject to Section 14.2.
14.2.Assumption or Substitution of Certain Awards. (a) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Share Award or Restricted Share Unit Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable and shall remain exercisable for a two-year period (or if earlier, until the original expiration date set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Share and Restricted Share Units outstanding as of the date of such termination of employment shall lapse and the Restricted Share and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable. For the purposes of this Section 14.2, an Option, Stock Appreciation Right, Restricted Share Award, or Restricted Share Unit Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Share Award, or Restricted Share Unit Award immediately prior to the Change in Control, the consideration (whether shares, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Share Award, or Restricted Share Unit Award, for each Share subject thereto, will be solely common stock of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of what fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
a.Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Share Award, or Restricted Share Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Share and Restricted Share Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Share and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any other Awards that are not assumed or substituted for (or continued) shall lapse, and such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable.
b.The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.
15.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit.
16.Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a

Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Restricted Share Units as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 11.3, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan.
17.Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
18.Amendments and Other Matters.
18.1.Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall (a) impair the rights of a Participant with respect to a previously granted Award without the Participant’s consent, except with respect to an amendment that is necessary to be made in order to comply with applicable law, stock exchanges rules or accounting rules, or (b) increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 12, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.
18.2.Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Restricted Share Units. The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares.
18.3.Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant.
18.4.Repricing Prohibited. Except as provided in Section 12, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per Share of an Option or Stock Appreciation Right after it is granted, (b) cancel an Option or Stock Appreciation Right when the exercise price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 2.5), or (c) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.
18.5.No Employment Right. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

18.6.Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.
18.7.Compliance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, this Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any Award (including any taxes or penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.
19.Effective Date. This Plan shall become effective upon its approval by the stockholders of the Company.
20.Termination. This Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company (and, with respect to Incentive Stock Options, on the tenth anniversary of the date upon which it is approved by the Board), and no Award shall be granted after that date.
21.Recoupment of Awards. To the extent a Participant violates the Company’s Corporate Governance Policy (which is incorporated herein by reference) or to the extent otherwise required under the Dodd-Frank Act or the Company’s Executive Incentive Compensation Recoupment Policy (which is incorporated herein by reference), the Participant shall be obligated to return to Company all Shares previously delivered to the Participant hereunder (or in the event such Shares subsequently were sold by the Participant, the Participant shall disgorge to the Company all value received in such sale(s)) and any obligation for the Company to deliver any future Shares hereunder shall cease and shall be rendered null and void.
22.Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the laws of the Commonwealth of Kentucky.

Executed as of this _____ day of __________, 2016.

CHURCHILL DOWNS INCORPORATED
By:
Title:

Firmwide:137693651.1 067818.1001